AMENDMENT NO. 3
                                     TO THE
                     AMENDED AND RESTATED SITEL CORPORATION
                         1995 EMPLOYEE STOCK OPTION PLAN

                          As Adopted February 12, 1998
                            _________________________


      1. Section 2(ee) of the Amended and Restated SITEL Corporation 1995 Employee Stock Option Plan is amended to state in its entirety as follows:

      (ee) "Subsidiary" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if, at the time of granting an Option, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the voting power in one of the other corporations in such chain; provided, however, that for purposes of Awards consisting of Incentive Stock Options, the above percentage shall be 80% rather than 50%.